Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    On September 28, 2023, AGCO Corporation (“AGCO” or the “Company”) entered into a Sale and Contribution Agreement (the "Agreement") with Trimble Inc. ("Trimble") and its currently 100%-owned subsidiary Trimble Solutions, LLC ("OneAg” or the “OneAg Business”) to form a Joint Venture (the “Joint Venture”). Among other things, the Agreement provides for (i) the contribution by Trimble to the Joint Venture of Trimble’s agricultural business, excluding certain Global Navigation Satellite System and guidance technologies, (ii) the contribution by the Company to the Joint Venture of the Company’s interest in JCA Industries, LLC d/b/a JCA Technologies ("JCA") in exchange for membership interests in the Joint Venture, and (iii) the purchase by the Company from Trimble of membership interests in exchange for the payment by the Company to Trimble of $2.0 billion in cash, subject to customary working capital and other adjustments. Immediately following the closing and as a result of the transaction, the Company will own an 85% interest in the Joint Venture. The closing is expected in the first half of 2024 and is subject to customary conditions, including compliance with antitrust and similar laws.

    The proposed Joint Venture transaction has been accounted for in the following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, giving effect to the OneAg Business acquisition and related debt financings of two Term Loans in the amount of $250 million each for a total of $500 million (the “Term Loan Facility”) and the expected issuance of approximately $1,100 million of senior notes through two offerings (the “Senior Notes”), as if they had occurred on January 1, 2023. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 gives effect to the Joint Venture and related debt financings of the Term Loan Facility and Senior Notes as if they had occurred on December 31, 2023. AGCO does not intend to draw down on its Bridge Facility and currently expects to replace the remaining Bridge Facility commitments prior to the closing of the Joint Venture transaction with permanent financing that it currently expects will consist of $1,100 million from the issuance of Senior Notes.

    The following unaudited pro forma condensed combined financial statements and related notes as of and for the year ended December 31, 2023 have been derived from, and should be read in conjunction with, (i) the historical audited consolidated financial statements of AGCO and accompanying notes included in AGCO’s Annual Report on Form 10-K for the year ended December 31, 2023 and (ii) the historical audited combined financial statements of the OneAg Business and related notes for the year ended December 29, 2023 as incorporated by reference.

    The OneAg Business has historically been managed and operated in normal course with other Trimble businesses through multiple legal entities, some of which are not solely dedicated to the OneAg Business. Therefore, the accompanying historical combined financial statements of the OneAg Business have been derived from the accounting records of Trimble as if the OneAg Business’s operations had been conducted independently from those of Trimble and were prepared on a stand-alone basis in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The combined financial statements include allocations of corporate expenses of Trimble. Allocations include expenses related to legal, business development, insurance, human resources, corporate audit, treasury, and various other Trimble corporate functions. These expenses have been allocated to the OneAg business based on direct usage or benefit where specifically identifiable, and those costs not specifically identifiable have been allocated using an approach related to the nature of the item (percentage of revenues, cost of sales, headcount, and other allocation methods). In addition to Trimble’s corporate overhead costs, charges such as compensation and benefits for employees of the OneAg Business were included within the combined financial statements based on either specific identification of direct expenses or an allocation using a percentage of revenue. The unaudited pro forma condensed combined financial statements include Trimble assets and liabilities that are specifically identifiable or otherwise attributable to the OneAg Business.

    In accordance with Article 11 of Regulation S-X, the unaudited pro forma condensed combined financial statements were prepared for illustrative and informational purposes only and are not intended to represent what our results of operations or financial position would have been had the acquisition occurred on the dates indicated, or what they will be for any future periods. The unaudited pro forma condensed combined financial statements do not reflect the realization of any expected cost savings, other synergies as a result of the acquisition, or integration costs.

    The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting for business combinations under US GAAP, in accordance with Accounting Standards Codifications (ASC) 805, Business Combinations. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, with any excess purchase price allocated to goodwill. AGCO has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the assumed acquisition date of December 31, 2023 based on AGCO’s preliminary valuation of the tangible and intangible assets acquired and liabilities assumed using information currently available. A final determination of fair value of the OneAg Business’s assets and liabilities will be based on the OneAg Business’s actual assets and liabilities as of the closing date, and, therefore, cannot be made prior to the completion of the Joint Venture transaction. As a result, the unaudited pro forma purchase price adjustments related to the acquisition are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The final valuation of assets acquired and liabilities assumed may be materially different than the estimated values assumed in the preliminary unaudited pro forma condensed combined financial statements. The Senior Notes that are anticipated to be incurred to finance the acquisition are included in the preliminary unaudited pro forma condensed combined financial statements reflecting terms and rates AGCO expects to receive based on current market rates. The actual financing and terms of the financing will be subject to market conditions. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial statements, and the differences may be material.

AGCO CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(unaudited and in millions, except per share data)

	Historical AGCO	Historical OneAg after Reclassification (Note 3)	Pre-Acquisition Adjustments	Note	Acquisition Accounting Adjustments	Note	Adjustments for Debt Financing Transactions	Note	Pro Forma Combined
Net sales	$14,412.4	$515.6	$2.6	4(a)	$(35.0)	6(a)	$—		$14,895.6
Cost of goods sold	10,635.0	216.7	2.0	4(a)	(34.9)	6(b)	—		10,818.8
Gross profit	3,777.4	298.9	0.6		(0.1)		—		4,076.8
Operating expenses:
Selling, general and administrative expenses	1,454.5	97.9	—		36.6	6(c)	—		1,589.0
Engineering expenses	548.8	71.4	—		—		—		620.2
Amortization of intangibles	57.7	5.9	—		83.0	6(d)	—		146.6
Impairment charges	4.1	—	—		—		—		4.1
Restructuring expenses	11.9	3.8	—		—		—		15.7
Income from operations	1,700.4	119.9	0.6		(119.7)				1,701.2
Interest expense, net	4.6	2.8	—		—		102.0	8(a), 8(b)	109.4
Other expense, net	362.3	(0.7)	—		—		—		361.6
Income before income taxes and equity in net earnings of affiliates	1,333.5	117.8	0.6		(119.7)		(102.0)		1,230.2
Income tax provision	230.4	21.0	0.1	4(a)	(30.9)	6(e)	(21.4)	8(c)	199.2
Income before equity in net earnings of affiliates	1,103.1	96.8	0.5		(88.8)		(80.6)		1,031.0
Equity in net earnings of affiliates	68.2	—	—		—		—		68.2
Net income	1,171.3	96.8	0.5		(88.8)		(80.6)		1,099.2
Net loss (income) attributable to noncontrolling interests	0.1	—	—		(6.2)	6(f)	—		(6.1)
Net income attributable to AGCO Corporation and subsidiaries	$1,171.4	$96.8	$0.5		$(95.0)		$(80.6)		$1,093.1
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$15.66								$14.61
Diluted	$15.63								$14.59
Cash dividends declared and paid per common share	$6.10								$6.10
Weighted average number of common and common equivalent shares outstanding:
Basic	74.8								74.8
Diluted	74.9								74.9
See accompanying notes to the unaudited pro forma condensed combined financial statements.

AGCO CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2023
(unaudited and in millions)

	Historical AGCO	Historical OneAg after Reclassification (Note 3)	Pre-Acquisition Adjustments	Note	Acquisition Accounting Adjustments	Note	Adjustments for Debt Financing Transactions	Note	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$595.5	$9.1	$—		$(1,983.1)	7(a)	$1,591.7	8(a)	$213.2
Accounts and notes receivable, net	1,605.3	91.1	(79.1)	4(b)	—		—		1,617.3
Inventories, net	3,440.7	93.2	(11.1)	4(a), 4(c)	—		—		3,522.8
Other current assets	699.3	6.9	—		—		(4.8)	8(b)	701.4
Total current assets	6,340.8	200.3	(90.2)		(1,983.1)		1,586.9		6,054.7
Property, plant and equipment, net	1,920.9	19.8	—		2.0	7(b)	—		1,942.7
Right-of-use lease assets	176.2	2.4	—		—		—		178.6
Investments in affiliates	512.7	—	—		—		—		512.7
Deferred tax assets	481.6	110.2	—		(107.2)	7(c)	—		484.6
Other assets	346.8	4.1	—		—		—		350.9
Intangible assets, net	308.8	18.8	—		727.8	7(d)	—		1,055.4
Goodwill	1,333.4	166.4	—		1,643.1	7(e)	—		3,142.9
Total assets	$11,421.2	$522.0	$(90.2)		$282.6		$1,586.9		$13,722.5

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Borrowings due within one year	$15.0	$66.7	$—		$—		$—		$81.7
Accounts payable	1,207.3	12.7	(10.9)	4(d)	—		—		1,209.1
Accrued expenses	2,903.8	9.1	—		—		—		2,912.9
Other current liabilities	217.5	26.4	—		—		—		243.9
Total current liabilities	4,343.6	114.9	(10.9)		—		—		4,447.6
Long-term debt, less current portion and debt issuance costs	1,377.2	11.2	—		—		1,591.7	8(a)	2,980.1
Operating lease liabilities	134.4	1.7	—		—		—		136.1
Pensions and postretirement health care benefits	170.5	3.2	—		—		—		173.7
Deferred tax liabilities	122.6	18.4	—		(0.5)	7(c)	—		140.5
Other noncurrent liabilities	616.1	24.0	—		—		—		640.1
Total liabilities	6,764.4	173.4	(10.9)		(0.5)		1,591.7		8,518.1
Commitments and Contingencies
Redeemable noncontrolling interests	—	—	—		581.5	7(f)	—		581.5
Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Preferred stock	—	—	—		—		—		—
Common stock	0.7	—	—		—		—		0.7
Additional paid-in capital	4.1	6.6	—		(3.7)	7(g)	—		7.0
Retained earnings	6,360.0	—	—		(32.0)	7(g)	(4.8)	8(b)	6,323.2
Accumulated other comprehensive loss	(1,708.1)	—	—		—		—		(1,708.1)
Net Parent Investment	—	342.0	(79.3)	7(g)	(262.7)	7(g)	—		—
Total AGCO Corporation stockholders’ equity	4,656.7	348.6	(79.3)		(298.4)		(4.8)		4,622.8
Noncontrolling interests	0.1	—	—		—		—		0.1
Total stockholders’ equity	4,656.8	348.6	(79.3)		(298.4)		(4.8)		4,622.9
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$11,421.2	$522.0	$(90.2)		$282.6		$1,586.9		$13,722.5
See accompanying notes to the unaudited pro forma condensed combined financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data)

1.    DESCRIPTION OF JOINT VENTURE TRANSACTIONS

    On September 28, 2023, the Company entered into a Sale and Contribution Agreement (the "Agreement") with Trimble Inc. ("Trimble") and its currently 100%-owned subsidiary Trimble Solutions, LLC (the “OneAg Business” or “OneAg”). Among other things, the Agreement provides for (i) the contribution by Trimble to the Joint Venture of the OneAg Business of Trimble, excluding certain Global Navigation Satellite System and guidance technologies, (ii) the contribution by the Company to the Joint Venture of the Company’s interest in JCA Industries, LLC d/b/a JCA Technologies ("JCA") in exchange for membership interests in the Joint Venture, and (iii) the purchase by the Company from Trimble of membership interests in exchange for the payment by the Company to Trimble of $2.0 billion in cash, subject to customary working capital and other adjustments. Immediately following the closing and as a result of the transaction, the Company will own an 85% interest in the Joint Venture. The closing is expected in the first half of 2024 and is subject to customary conditions, including compliance with antitrust and similar laws.

2.    BASIS OF PRESENTATION

    The Joint Venture transaction is being accounted for as a business combination using the acquisition method of accounting under US GAAP, in accordance with the provisions of ASC 805 which requires assets acquired and liabilities assumed to be recorded at their acquisition date fair value. ASC 820, Fair Value Measurements, defines the term “fair value” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgement could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

    As of the date of this Current Report, AGCO has not completed the detailed valuation studies necessary to determine the fair value of the OneAg Business’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. Therefore, the allocation of the purchase price as reflected in the preliminary unaudited pro forma condensed combined financial statements is based upon management’s preliminary estimates of the fair value of the assets acquired and liabilities assumed. The final allocation of the purchase price will be determined after completion of the Joint Venture transaction and determination of the estimated fair value of the OneAg Business’s assets and liabilities, and associated tax adjustments. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the preliminary unaudited pro forma condensed combined financial statements contained herein and our future results of operations and financial position. There can be no assurance that such finalization will not result in material changes.

    AGCO and the OneAg Business’s historical financial statements were prepared in accordance with US GAAP and presented in US dollars. As discussed in Note 3, certain reclassifications were made to align OneAg’s historical financial statement presentation to AGCO’s financial statement presentation. AGCO has not identified all adjustments necessary to conform OneAg's accounting policies to AGCO's accounting policies. Upon completion of the Joint Venture transaction or as more information becomes available, AGCO will perform a more detailed review of OneAg’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the condensed combined company’s financial statements. All amounts presented within these notes to the unaudited pro forma condensed combined financial statements are in millions, except per share data.

    The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies, revenue enhancements, integration costs, or realization of certain income tax synergies and benefits. Realization of certain income tax benefits that the combined company may achieve as a result of the merger are dependent on new sources of future taxable income, including potential tax planning.

    AGCO’s fiscal year ended on December 31, 2023. The OneAg Business’s fiscal year ended on December 29, 2023. The unaudited pro forma condensed combined statement of income for the fiscal year ended 2023 combines AGCO’s year ended December 31, 2023 with the OneAg Business’s year ended December 29, 2023.

3.    RECLASSIFICATION ADJUSTMENTS TO THE ONEAG BUSINESS’S HISTORICAL REPORTED
FINANCIAL DATA

Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	Historical OneAg Business Before Reclassification	Reclassification	Note	Historical OneAg Business as Reclassified
Cash and cash equivalents	Cash and cash equivalents	$9.1	$—		$9.1
Accounts receivable, net	Accounts and notes receivable, net	91.1	—		91.1
Inventories	Inventories, net	93.2	—		93.2
Other current assets	Other current assets	6.9	—		6.9
Property and equipment, net	Property, plant and equipment, net	19.8	—		19.8
Goodwill	Goodwill	166.4	—		166.4
Other purchased intangible assets, net	Intangible assets, net	18.8	—		18.8
Deferred income tax assets	Deferred income tax assets	110.2	—		110.2
Other non-current assets	Other assets	6.5	(2.4)	(a)	4.1
	Right-of-use lease assets	—	2.4	(a)	2.4
Related party notes payable	Borrowings due within one year	66.7	—		66.7
Accounts payable	Accounts payable	12.7	—		12.7
Accrued compensation and benefits	Accrued expenses	9.1	—		9.1
Deferred revenue	Other current liabilities	14.3	(14.3)	(b)	—
Other current liabilities	Other current liabilities	12.1	14.3	(b)	26.4
Related party notes payable, non-current	Long-term debt, less current portion and debt issuance costs	11.2	—		11.2
Deferred Revenue, non-current	Other noncurrent liabilities	8.2	(8.2)	(c)	—
Deferred income tax liabilities	Deferred tax liabilities	18.4	—		18.4
Other non-current liabilities	Other noncurrent liabilities	20.7	3.3	(c),(d)	24.0
	Pensions and postretirement health care benefits	—	3.2	(d)	3.2
	Operating lease liabilities	—	1.7	(d)	1.7
Commitments and contingencies	Commitments and contingencies
Net parent investment	Net parent investment	342.0	—		342.0
Accumulated other comprehensive loss	Accumulated other comprehensive loss	6.6	—		6.6

(a) Reclassification from “Other non-current assets” to “Right-of-use lease assets”
(b) Reclassifications from “Deferred revenue” to “Other current liabilities”
(c) Reclassifications from “Deferred revenue non-current” to “Other noncurrent liabilities”
(d) Reclassification from “Other non-current liabilities” to “Pensions and postretirement health care benefits” and “Operating lease liabilities”

Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	Historical OneAg Business Before Reclassification	Reclassification	Note	Historical OneAg Business as Reclassified
Product Revenue	Net sales	$491.9	$23.7	(e)	$515.6
Subscription and services Revenue	Net sales	23.7	(23.7)	(e)	—
Product cost of sales	Cost of goods sold	208.4	8.3	(f)	216.7
Subscription and services cost of sales	Cost of goods sold	8.3	(8.3)	(f)	—
Amortization of purchased intangibles	Amortization of intangibles	3.2	(3.2)	(g)	—
Research and development expense	Engineering expenses	71.4	—	(h)	71.4
Sales and marketing expense	Selling, general, and administrative expenses	53.5	44.4	(i)	97.9
General and administrative expense	Selling, general, and administrative expenses	48.2	(48.2)	(j)	—
	Restructuring expenses	—	3.8	(j)	3.8
Amortization of purchased intangibles	Amortization of intangibles	2.7	3.2	(g)	5.9
Related party interest expense, net	Interest expense, net	2.8	—		2.8
Other income, net	Other expense, net	0.7	—		0.7
Income tax provision	Income tax provision	21.0	—		21.0

(e) Reclassifications from “Product Revenue” and “Subscription and services Revenue” to “Net sales”
(f) Reclassifications from “Product cost of sales” and “Subscription and services cost of sales” to “Cost of goods sold”
(g) Reclassifications from Amortization of purchased intangibles” in cost of goods sold and operating expenses to “Amortization of intangibles”
(h) Reclassification from “Research and development expense” to “Engineering expenses”
(i) Reclassification from "Sales and marketing expense” to “Selling, general and administrative expenses”
(j) Reclassification from "General and administrative expense” to “Selling, general and administrative expenses” and “Restructuring expenses”

4.    PRE-ACQUISITION ADJUSTMENTS

In accordance with the contractual terms of the Agreement, certain accounts receivable and inventory balances will not be acquired and certain accounts payable balances will not be assumed by the Company which are currently reflected in the historical combined balance sheet of the OneAg Business. Additionally, the historical OneAg Business sold products to an equity method investee of Trimble. The equity method investee will not be acquired as part of the transaction. OneAg’s historical combined statement of operations includes the deferral of revenue and costs of goods sold related to sales to the equity method investee.

(a) Adjustments to Net sales and Cost of goods sold

The $2.6 million and $2.0 million increase to revenue and cost of goods sold, respectively, relates to the reversal of a revenue recognition deferral for related party revenue related to the equity method investment held by Trimble. The incremental profit was taxed at an assumed global tax rate of 25.8%. The adjustment also resulted in a decrease to the historical OneAg inventory balance of $2.0 million.

(b) Adjustments to Accounts receivable

Accounts receivable balances in the amount of $79.1 million will not transfer to AGCO upon close of the transaction. Included in the receivables that will not transfer is $1.6 million due to OneAg from AGCO and $2.0 million related to the reversal of the revenue recognition deferral noted in 4(a) above.

(c) Adjustments to Inventory

Inventory balances in the amount of $9.1 million will not transfer to AGCO pursuant to the terms of the Agreement. The inventory balance was decreased by an additional $2.0 million as a result of the adjustment to reverse the deferral of revenue related to the related party equity method investment held by Trimble as described in (a) above.

(d) Adjustments to Accounts payable

Accounts payable balances in the amount of $10.9 million will not transfer to AGCO upon close of the transaction.

5.    ONEAG ACQUISITION

Estimate of Consideration Expected to be Transferred

The Joint Venture transaction will be accounted for as a business combination and will reflect the application of purchase accounting in accordance with ASC 805. The unaudited pro forma condensed combined financial data reflects total consideration of the cash purchase price of the OneAg Business of $2.0 billion as well as an estimated working capital adjustment. The estimated working capital adjustment reflects preliminary adjustments to the base purchase price based on contractual terms of the Agreement; amounts may change based upon final settlement and agreement between AGCO and Trimble.

The table below represents the preliminary calculation of estimated cash consideration to acquire 85% of the membership interests of the OneAg joint venture.

December 31, 2023
Base Purchase Price	$2,000.0
Estimated working capital adjustment	(48.9)
Total Cash Consideration Transferred	$1,951.1

Preliminary Purchase Price Allocation

A preliminary estimate of the assets to be acquired and the liabilities to be assumed by the Company as a result of the OneAg acquisition, reconciled to the estimate of consideration expected to be transferred, is provided below. The final valuation of net assets acquired is expected to be completed as soon as practicable after the acquisition date.

December 31, 2023
Total estimated cash consideration for OneAg	$1,951.1
Estimated fair value of put / call options for redeemable noncontrolling interests (a)	190.0
Equity transaction associated with JCA noncontrolling interest (b)	2.9
Total	2,144.0

Cash	9.1
Accounts Receivable	12.0
Inventories	82.1
Other assets (current)	6.9
Property Plant and equipment (c)	21.8
Deferred tax assets	3.0
Right-of-use lease assets	2.4
Other assets (non-current)	4.1
Intangible assets (d)	746.6
Goodwill	1,809.5
Total assets acquired	2,697.5

Current portion of long-term debt (e)	66.7
Trade payables	1.8
Accrued expenses	9.1
Other current liabilities (f)	26.4
Other noncurrent liabilities (f)	24.0
Long-term debt (e)	11.2
Deferred tax liabilities	17.9
Pensions and postretirement health care benefits	3.2
Operating lease liabilities	1.7
Total liabilities assumed	162.0

Redeemable noncontrolling interests (a)	391.5

Net assets acquired	$2,144.0

(a) Redeemable noncontrolling interests (NCI)

The redeemable NCI includes 15% of the fair value of the OneAg business and 15% of the fair value of the JCA assets which were contributed to the Joint Venture. Trimble has a put option to sell its interest to the Company five years from the date of the close of the transaction. Further, the Company has a call option that it may redeem five years from the date of the close of the transaction. The put and call option price is based on multiples of EBITDA, subject to the terms of the Agreement. Subsequent to the stated date of the initial options, the options become available to be exercised every two years thereafter. We estimated the preliminary fair value of the put and call options using a Monte Carlo simulation along with a Black Scholes model assuming an exercise date of five years from the close of the transaction, the first allowable exercise date. We evaluated the put and call option for the redeemable NCI and the redeemable NCI under ASC 480, Distinguishing Liabilities from Equity, and classified the redeemable NCI as mezzanine equity based on the redemption features. In the future, for the periods in which the NCI are not redeemable, the NCI will not be adjusted for the redemption feature if it is not probable that the NCI will become redeemable. When the NCI redemption is probable, the NCI will be accreted to its redemption amount.

(b) Equity transaction associated with JCA NCI

The transfer of the 15% interest in AGCO’s JCA assets is accounted for as an equity transaction. This balance is an adjustment to additional paid-in-capital and represents the excess of the fair value of the JCA assets transferred over their historical carrying amount. The fair value of the JCA assets was determined using a discounted cash flow model.

(c) Property, plant, and equipment

Fair value adjustments to property, plant, and equipment totaling $2.0 million are comprised of increasing OneAg’s historical land, building and site improvement net book value of $12.0 million to the preliminary estimate of the land, building and site improvement acquired of $14.0 million. The estimate is based on other comparable acquisitions and historical experience, and expectations as to the duration of time AGCO expects to realize benefits from those assets. These estimated fair values are considered preliminary and are subject to change upon completion of the final valuation. The estimated fair value of the land, buildings and site improvement and their estimated useful lives and valuation methodology are as follows:

	Fair Value	Useful Life	Valuation Method
Land	$1.0	N/A	Market Approach
Buildings	12.4	33 years	Market Approach
Site Improvement	0.6	10 years	Market Approach
	$14.0

(d) Intangible assets

The estimated fair values of identifiable intangible assets to be acquired were prepared using an income valuation approach, which requires a forecast of expected future cash flows either through the use of the multi-period excess earnings method, the distributor method or the relief from royalty method. The estimated useful lives are based on AGCO’s historical experience and expectations as to the duration of time AGCO expects to realize benefits from those assets. These estimated fair values are considered preliminary and are subject to change upon completion of the final valuation. Changes in fair value of the acquired intangible assets may be material. The estimated fair value of the identifiable intangible assets, their estimated useful lives and valuation methodology are as follows:

	Fair Value	Useful Life	Valuation Method
Developed Technology	$337.6	7 -8 Years	Multi-period Excess Earnings
Licensed Technology	206.3	10 Years	Multi-period Excess Earnings
Customer Relationships	44.4	20 Years	Distributor method
Tradename	12.2	5 years	Relief from Royalty
Supply agreement	146.1	7 years	Replacement cost
	$746.6

(e) Current portion of long-term debt and long-term debt assumed

The current and long-term debt assumed by AGCO relates to a related party note payable between Trimble and the OneAg business.

(f) Other current and noncurrent liabilities

Other current liabilities and other noncurrent liabilities include $14.3 million and $8.2 million, respectively, of deferred revenues for from remaining performance obligations for which goods or services have not been delivered, primarily hardware, software, software maintenance, and subscription, and to a lesser extent, professional services contracts.

6.    INCOME STATEMENT ACQUISITION ACCOUNTING ADJUSTMENTS

(a) Adjustments to Net sales

Reflects the adjustment for certain product sales between OneAg and AGCO which would be eliminated in consolidation in the amount of $35.0 million.

(b) Adjustments to Cost of goods sold

Acquisition Accounting Adjustment for the Year Ended December 31, 2023
Elimination of net sales between AGCO and OneAg Business	$(35.0)
Elimination of OneAg Business’s historical depreciation of Property, plant and equipment	(0.3)
Estimated depreciation for acquired Property, plant and equipment	0.4
Total pro forma adjustment to cost of goods sold	$(34.9)

(c) Adjustments to Selling, general, and administrative expenses

Acquisition Accounting Adjustment for the Year Ended December 31, 2023
Expense related to charge from Trimble to AGCO for Trimble unvested shares for post combination services(1)	$3.0
Retention restricted stock units issued to certain Trimble employees for post combination services(2)	1.6
One-time transaction awards earned by AGCO employees (3)	2.0
Transaction related costs(4)	30.0
Total pro forma adjustment to selling, general, and administrative expenses	$36.6
____________________________________
(1) OneAg employees transferring to the Joint Venture will continue to vest in Trimble shares post combination. Trimble will charge AGCO for post combination services as these awards vest over a period of one to three years. The adjustment represents the post combination services expenses within the one year pro forma income statement period.
(2) Share-based compensation expense related to restricted stock units issued by AGCO for post combination services as a retention bonus to certain OneAg employees which will vest over three years. The adjustment represents the post combination services expenses within the one year pro forma income statement period.
(3) One-time transaction awards made to AGCO employees in connection with the Joint Venture transaction payable in cash upon close of the transaction.
(4) Represents acquisition-related transaction costs yet to be expensed or accrued in the historical financial statements through December 31, 2023. Estimated acquisition-related costs include investment banker, advisory, legal, valuation and other professional fees.

(d) Adjustments to Amortization of intangibles

Acquisition Accounting Adjustment for the Year Ended December 31, 2023
Elimination of OneAg’s historical amortization of intangible assets	$(5.9)
Estimated Amortization for acquired intangible assets	88.9
Total pro forma adjustment to amortization of intangible assets	$83.0

(e) Adjustment to Income tax provision

Represents adjustment to the income tax provision related to the loss before income taxes resulting from the pro forma adjustments for acquisition accounting, which were tax effected using an estimated global tax rate of 25.8%.

(f) Adjustments to Net income attributable to NCI

Represents the adjustment for the 15% of net income attributable to Trimble, the NCI holder of the Joint Venture.

7.    BALANCE SHEET ACQUISITION ACCOUNTING ADJUSTMENTS
(a) Adjustments to Cash and cash equivalents

December 31, 2023
Estimated cash consideration (Note 5)	$1,951.1
Cash paid for transaction expenses (Note 6c)	30.0
Cash awards paid to certain AGCO employees (Note 6(c))	2.0
Total pro forma adjustment to cash and cash equivalents	$1,983.1

(b) Adjustments to Property, plant and equipment, net

Reflects the preliminary purchase accounting adjustment for Property, plant, and equipment, net based on the acquisition method of accounting.

December 31, 2023
Fair value adjustment for buildings acquired (Note 5)	$2.0
Total pro forma adjustment to Property, plant and equipment, net	$2.0

(c) Adjustments to Deferred income tax assets and liabilities

Reflects the elimination of deferred tax assets from the historical OneAg combined balance sheet for acquired assets and assumed liabilities which will not retain their historical tax basis.The adjustments also reflect deferred tax liabilities  resulting from the preliminary fair value adjustments of the acquired assets and assumed liabilities. The deferred tax liabilities are primarily related to the preliminary purchase price allocation associated with acquired intangible assets in Germany and France. The deferred tax liabilities have been recognized based on statutory tax rate and are subject to change based upon AGCO’s final determination of the fair value of assets acquired and liabilities assumed. based on the applicable statutory tax rates for the locations associated with the respective purchase price allocation.

(d) Adjustments to Intangible assets, net

Reflects the preliminary purchase accounting adjustment for Intangible assets based on the acquisition method of accounting.

December 31, 2023
Elimination of OneAg’s Intangible assets	$(18.8)
Intangible assets – fair value (Note 5)	746.6
Total pro forma adjustment to Intangible assets, net	$727.8

(e) Adjustments to Goodwill

Reflects elimination of historical goodwill and the recognition of preliminary estimated goodwill for the Joint Venture transaction. Refer to Note 5 for the preliminary purchase price allocation.

December 31, 2023
Elimination of OneAg’s historical Goodwill	$(166.4)
Preliminary Goodwill in connection with transaction	1,809.5
Total pro forma adjustment to Goodwill	$1,643.1

(f) Redeemable NCI

The transaction includes a call option to purchase the remaining ownership interests in the Trimble Joint Venture five years from the date of the close of the transaction. Trimble also has a put option that would require us to purchase the holders’ ownership interests five years from the date of the close of the transaction. The put and call options cannot be separated from the NCI. Due to the redemption features, the minority interest is classified as redeemable NCI in our unaudited pro forma condensed combined balance sheet. See Note 5.

(g) Adjustments to Stockholders’ equity

Reflects adjustments to eliminate OneAg’s historical additional paid-in-capital and net parent investment as well as a $2.9 million adjustment to additional paid-in-capital for the difference between the carrying value and fair value of the noncontrolling interest related to the contributed JCA assets. See Note 5. AGCO’s retained earnings balance reflects adjustments for transaction expenses and compensation expenses which have not yet been expensed in the historical financials.

8.    DEBT FINANCING TRANSACTIONS ADJUSTMENTS

The following items resulted in adjustments reflected in the unaudited pro forma condensed combined financial statements:

(a) Adjustments to Debt and Interest expense

AGCO expects to borrow $500 million under the Term Loan Facility and expects to issue $1,100 million of Senior Notes to fund the Joint Venture transaction. The total proceeds from the Term Loan Facility and the Senior Notes are reduced by estimated debt issuance costs of $8.3 million.

We do not intend to draw down on the remaining Bridge Facility and currently expect to replace the remaining commitments under the Bridge Facility prior to the closing of the Joint Venture transaction with permanent financing that will consist of the issuance of Senior Unsecured Notes. However, there are no assurances that we will be able to do so and any such financings would be subject to prevailing market conditions at that time.

The Term Loan Facility is due December 2027. Interest accrues, at the Company’s option, at either (1) the Secured Overnight Financing Rate (“SOFR”) plus 0.1% plus a margin ranging from 0.875% to 1.875% based on the Company’s credit rating, or (2) the base rate, which is the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.5%, and (iii) Term SOFR for a one-month tenor plus 1.0%, plus a margin ranging from 0.000% to 0.875% based on the Company’s credit rating. Interest accrues on amounts outstanding for any borrowings denominated in Euros at the Euro Interbank Offered Rate (“EURIBOR”) plus a margin ranging from 0.875% to 1.875% based on the Company’s credit rating.

AGCO expects to issue $400 million and $700 million of three and ten year Senior Notes, respectively, at fixed rates of interest in US dollars. The estimated weighted-average interest rate of 5.7% is based on assumptions regarding interest rates and maturities, but the actual terms of the Senior Notes will be subject to market conditions at the time of issuance.

Below is the pro forma adjustment for the expected contractual interest expense and the amortization of debt issuance costs.

December 31, 2023
Interest expense on Term Loan Facility	$32.7
Interest expense on Senior Notes	63.0
Amortization of debt issuance costs	1.5
Pro forma adjustment to interest expense	$97.2

A 0.125% change in interest rates of the Term Loan Facility would increase or decrease interest expense on a pro forma basis by $0.6 million for the year ended December 31, 2023.

(b) Bridge Facility Commitment Fees

Represents the write-off of $4.8 million of unamortized Bridge Facility commitment fees due to the assumed termination of the remaining commitments under that facility.

(c) Adjustment to Income taxes

Represents the adjustment to the income tax provision related to the loss before income taxes resulting from the pro forma adjustments for the debt financing transactions, which were tax effected using an estimated rate of 21.0%.